                                                                  Exhibit 10.127

              Agreement To Exchange $0.9 Million Secured Notes Into Senior Preferred Stock of Penn Octane Corporation (the "Exchange")


Issuer:               Penn Octane Corporation ("POCC")

Purchaser:            Castle Energy Corporation (CEC), currently a holder of
                      $1.0 Million Secured Notes of POCC (the "Notes") pursuant to a Rollover and Assignment Agreement dated December 1,
                      1998.

The Transaction:      POCC will issue CEC 90,000 shares of its Senior Preferred
                      Stock (the "Preferred Stock") at a price of $10.00 per share (total value $0.9 million) in exchange for cancellation of $0.9 Million of the Notes held by CEC.
                      After the transaction, CEC will still hold $.10 million of the Notes, including any accrued and unpaid interest thereon.

                      In addition to the issuance of the Preferred Stock, CEC will also receive 50,000 shares of common stock of POCC.

                      In the event that POCC does not exercise its right to call the Preferred Stock on or before September 3, 1999, then CEC will be entitled to receive additional 50,000 shares of common stock of POCC.

Dividend rate:        The holders of the Preferred Stock will receive a 12.0%
                      annual cash or pay-in-kind dividend, payable semi-annually.

Conversion Rate:      The holders of the Preferred Stock will be entitled at any time to convert the Preferred Stock, all or in part, including any accrued and unpaid dividends, into shares of POCC Common Stock, at a conversion ratio of one share of Preferred Stock for 4.0 shares of common stock of POCC.

Call Feature:         POCC may repurchases the Preferred Stock, all or in part,
                      at any time, after providing 5 days written notice to CEC.
                      If during the 5 day period, CEC does not elect to convert the Preferred Stock which is being called by POCC, all or in part, then POCC may repurchase the requested amount of Preferred Stock, for an amount equal to all principal and accrued and unpaid dividends, less any portion which may have been elected to be converted by CEC pursuant to POCC's notice. POCC will be required to pay the amounts required within 5 days from the expiration of the original
                      5 days written notice period provided to CEC. POCC is not required to purchase any amount originally offered for repurchase which subsequently is reduced due to CEC's conversion of any portion of the Preferred Stock held by CEC. In the event that POCC does not provide the funds as prescribed herein, then POCC will be required to issue CEC
                      50,000 additional shares of common stock of POCC for each month the payment is delayed.

Term Sheet - Exchange Of Notes
Page 2 of 2
March 1, 1999


Collateral:           $0.9 Million of the Notes which are being exchanged shall
                      be released from any security and escrow agreements previously entered into in connection with the Rollover and Assignment Agreement.

Anti-Dilution:        Standard anti-dilution provision, including protection
                      from stock splits, stock dividends and distribution of assets.

Voting:               The Preferred Stock is non-voting.

Closing Date:         The exchange is effective as of March 3, 1999. Both
                      parties agree to expedite the necessary paperwork related to the issuance of the Preferred Stock and cancellation of $0.9 million of the Notes.

Governing Law:        Should any portion of this agreement be deemed to be
                      invalid, then the parties agree that the terms shall be modified so that the intention of the parties is maintained.


AGREED TO BY:
-------------

PENN OCTANE CORPORATION


---------------------------------------
Jerome B. Richter
Chairman of the Board,
  President and Chief Executive Officer


CASTLE ENERGY CORP.


---------------------------------------
Joseph Castle
Chairman of the Board,
  President and Chief Executive Officer